Golfsmith Announces Fourth Quarter and Fiscal 2007 Results

AUSTIN, March 4, 2008 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced financial results for the fourth quarter and fiscal year ended December 29, 2007.

Fourth Quarter Highlights:

•	Net revenues increased 5.3 percent to $79.0 million for the fourth quarter compared with net revenues of $75.0 million for the fourth quarter of fiscal 2006. The increase includes net revenues from 13 non-comparable retail stores opened after December 30, 2006, partially offset by a 6.7 percent decrease in net revenues from its direct channel and a 4.6 percent decrease in comparable store sales.

•	Operating loss totaled $45.6 million in the fourth quarter after giving effect to $43.0 million of non-cash impairment charges to goodwill, related to the decline of the Company’s stock price and market capitalization, and long-lived assets at certain stores. This compares to a $0.6 million loss for the fourth quarter of fiscal 2006. Excluding the impairment charges, the non-GAAP operating loss in fourth quarter was $2.6 million.

•	Net loss totaled $46.7 million or a loss per share of $2.95, based on 15.8 million fully diluted weighted average shares outstanding. Excluding the $43.0 million of impairment charges, the Company’s non-GAAP net loss was $3.7 million or $0.23 per share. This compares with a net loss of $1.6 million, or $0.10 per share, based on 15.7 million fully diluted weighted average shares outstanding in the three months ended December 30, 2006.

“While our results were reflective of overall softness in the golf industry in the fourth quarter and particularly in December, we were not satisfied with our execution or overall performance during this period,” said Martin Hanaka, chairman and interim chief executive officer of Golfsmith. “We remain committed to our multi-channel business strategy and plan to focus on bottom line results in fiscal 2008 by streamlining our expense structure, driving gross margins, enhancing our marketing strategy and improving inventory management.”

Fiscal 2007 Highlights:

•	Net revenues increased 8.5 percent to $388.2 million compared with net revenues of $357.9 million for the full-year ended December 30, 2006. This increase was attributable to net revenues from 13 non-comparable retail stores opened after December 30, 2006, but was partially offset by a 6.2 percent decrease in net revenues from the direct channel and a 3.7 percent decrease in comparable store sales.

•	The company reported an operating loss of $36.9 million for the full-year ended December 29, 2007 including $43.0 million of non-cash impairment charges to goodwill and long-lived assets. Excluding the impairment charges, non-GAAP operating income was $6.1 million. This compares to non-GAAP operating income of $11.6 million for the fiscal year 2006.

•	The company reported a net loss for fiscal 2007 of $40.8 million, or a loss per share of $2.58, based on 15.8 million fully diluted weighted average shares outstanding. This compares with a net loss of $8.1 million, or $0.62 per share, based on 13.0 million fully diluted weighted average shares outstanding in fiscal 2006. Excluding the impairment charges, non-GAAP net income was $2.2 million or $0.14 per diluted share in fiscal 2007. This compares with non-GAAP net income of $8.1 million in fiscal 2006. The Company’s net loss in fiscal 2006 included charges of $12.8 million related to the early extinguishment of debt and $3.4 million related to the termination of our management agreement with First Atlantic Capital and other one-time IPO related costs.

As of December 29, 2007, total inventory was $98.5 million as compared to $88.2 million on December 30, 2006 and average inventory per store was flat.

Outlook:

For fiscal 2008 Golfsmith expects overall sales growth to be slightly positive with slightly negative comparable store sales and a decrease in direct sales. Earnings growth will be driven by gross margin expansion and cost containment as well as reduced store openings.

Conference Call Information

The company will host a conference call today at 4:30 p.m. (eastern time) to discuss the fourth quarter and fiscal 2007 financial results. The call will be simulcast over the Internet at https://investors.golfsmith.com. A replay will be available for 30 days after the call at the aforementioned website. Telephone replays can be accessed for seven days following the call by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 46142635.

About Golfsmith

Golfsmith International Holdings, Inc., (NASDAQ: GOLF) is a 40-year-old specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its guests the convenience of shopping in its 72 stores across the United States, through its Internet site at www.golfsmith.com and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. Forward-looking statements are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based in part on currently available information and in part on management’s estimates and projections of future events and conditions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the products, the introduction of new product offerings, store opening costs, the ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to the Risk Factors set forth in Item 1A. Risk Factors in the company’s Annual Report on Form 10-K for fiscal 2006 filed with the Securities and Exchange Commission on March 30, 2007, as updated by the Company’s Annual Report on Form 10-K for fiscal 2007 to be filed during March 2008.

The company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

Non-GAAP Financial Measurements

Golfsmith provides a non-GAAP measure of net income (loss) and net income (loss) per share in its earnings release. The presentation is intended to be a supplemental measure of performance and excludes: (i) charges related to the extinguishment of the company’s long-term debt; (ii) expenses related to the termination of a management consulting agreement; (iii) expenses related to the initial recognition of stock-based compensation in the second fiscal quarter ended July 1, 2006 for the modification of existing stock options to accelerate a portion of the respective grant’s vesting provisions and new stock option grants issued; and (iv) derivative income associated with the initial public offering. Golfsmith believes that excluding these items from the reported net loss represents a better basis for the comparison of its current results to past, present, and future operating results, and a better means to highlight the results of core ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. The non-GAAP financial measures included in the press release have been reconciled to the corresponding GAAP financial measures as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

Golfsmith International Holdings, Inc.
Consolidated Balance Sheets
	December 29, 2007	December 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$4,025,299	$1,801,631
Receivables, net	1,600,844	1,387,786
Inventories	98,509,444	88,174,797
Prepaid expenses and other current assets	10,531,017	9,938,863

Total current assets	114,666,604	101,303,077
Property and equipment:
Land and buildings	21,719,245	21,433,166
Equipment, furniture and fixtures	37,292,454	25,181,495
Leasehold improvements and construction in progress	35,039,300	30,663,227

	94,050,999	77,277,888
Less: accumulated depreciation	(33,309,807)	(21,203,855)

Net property and equipment	60,741,192	56,074,033
Goodwill	–	42,557,370
Tradename	11,158,000	11,158,000
Trademarks	13,972,251	14,064,189
Customer database, net	1,416,336	1,794,025
Debt issuance costs, net	574,556	533,088
Other long-term assets	391,097	435,568

Total assets	$202,920,036	$227,919,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,008,389	$51,944,778
Accrued expenses and other current liabilities	21,165,752	17,531,310
Line of credit	50,736,236	41,533,013

Total current liabilities	120,910,377	111,009,101
Deferred rent	11,771,043	6,799,142

Total liabilities	132,681,420	117,808,243
Total stockholders’ equity	70,238,616	110,111,107

Total liabilities and stockholders’ equity	$202,920,036	$227,919,350

Golfsmith International Holdings, Inc.
Consolidated Statements of Operations

	Fiscal Year Ended,		Three Months Ended,
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
			(Unaudited)	(Unaudited)
Net revenues	$388,157,258	$357,890,195	$78,969,155	$74,961,509
Cost of products sold	252,254,943	232,073,044	51,413,713	49,019,416

Gross profit	135,902,315	125,817,151	27,555,442	25,942,093
Selling, general and administrative	127,420,598	112,456,208	29,850,870	26,206,960
Store pre-opening expenses	2,361,324	1,799,836	311,758	379,953
Impairment of goodwill	41,634,525	–	41,634,525	–
Impairment of fixed assets	1,359,140	–	1,359,140	–

Total operating expenses	172,775,587	114,256,044	73,156,293	26,586,913

Operating income (loss)	(36,873,272)	11,561,107	(45,600,851)	(644,820)
Interest expense	(3,784,517)	(7,669,944)	(1,067,951)	(1,020,215)
Interest income	103,477	434,042	33,811	1,023
Other income	742,129	691,688	444,506	264,680
Other expense	(346,834)	(164,236)	(199,686)	(19,147)
Loss on debt extinguishment	–	(12,775,270)	–	–

Loss before income taxes	(40,159,017)	(7,922,613)	(46,390,171)	(1,418,479)
Income tax expense	(661,033)	(186,725)	(305,245)	(155,609)

Net loss	$(40,820,050)	$(8,109,338)	$(46,695,416)	$(1,574,088)

Net loss per share:
Basic	$(2.58)	$(0.62)	$(2.95)	$(0.10)
Diluted	$(2.58)	$(0.62)	$(2.95)	$(0.10)
Weighted average number of shares outstanding:
Basic	15,793,697	13,037,024	15,824,367	15,720,743
Diluted	15,793,697	13,037,024	15,824,367	15,720,743

Twelve Months Ended December 29, 2007 and December 30, 2006 Reconciliation
Proforma (non-GAAP) Net Income and Proforma (non-GAAP) Earnings Per Share Reconciliation

	Twelve Months Ended	Twelve Months Ended
	December 29, 2007	December 30, 2006
Net loss as reported	$(40,820,050)	$(8,109,338)
Non-GAAP adjustments:
Impairment of goodwill	41,634,525	–
Impairment of fixed assets	1,359,140	–
Loss on debt extinguishment	–	12,775,270
Management fee termination expense	–	3,000,000
Stock-based compensation	–	438,304

Adjusted net income	$2,173,615	$8,104,236

Weighted average number of shares outstanding:
Basic	15,793,697	13,037,024
Diluted	15,793,697	13,305,793
Net income per share:
Basic – non-GAAP	$0.14	$0.62
Diluted – non-GAAP	$0.14	$0.61